UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Feinberg                       Stephen
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   (Last)                           (First)             (Middle)

     c/o Cerberus Capital Management, L.P.,  450 Park Avenue - 28th Floor
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                                    (Street)

     New York                        New York             10022
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Kindred Healthcare, Inc. (KIND)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     April 15, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer  (Check all applicable)

     [  ]  Director                             [X*]  10% Owner
     [  ]  Officer (give title below)           [  ]  Other (specify below)

     ____________________________________________________________________
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X*]  Form filed by One Reporting Person
     [  ]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     and 4)        (Instr.4) (Instr.4)
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
                                                                            *                              *      *                *
Common Stock, par value      4/15/03                  P               36,700      A      $12.12   1,811,521      I         By part-
  $0.25 per share                                                                                                          nerships
                                                                                                                           and com-
                                                                                                                           panies
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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date,    (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     if any   8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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
Explanation of Responses:

* Cerberus Partners, L.P., a Delaware limited partnership ("Cerberus"), is the holder of 22,350 shares of common stock (the "Shares") of Kindred Healthcare, Inc. (the "Company"), Cerberus Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), is the holder of 349,084 Shares, Cerberus International, Ltd., a corporation organized under the laws of the Bahamas ("International"), is the holder of 962,136 Shares and various other private investment funds (the "Funds") own in the aggregate 477,951 Shares. Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of the Company owned by each of Cerberus, Institutional, International and the Funds. Thus, for the purposes of Reg.
     Section 240.13d-3, Stephen Feinberg is deemed to beneficially own 1,811,521 Shares. Stephen Feinberg's interest in the securities reported herein is limited to the extent of his pecuniary interest in Cerberus, Institutional, International and the Funds, respectively, if any.




     /s/Stephen Feinberg                                      April 17, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder:  Report on a  separate line for each  class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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